                                                             EXHIBIT 10.1
                                                             REDACTED COPY

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is entered into and made effective April 1, 2011 (“Effective Date”) by and between Quick-Med Technologies, Inc., a Nevada corporation, having a business address of 902 NW Fourth Street, Gainesville, Florida 32601 (“Quick-Med”), and Avery Dennison Corporation, a Delaware corporation, acting through its Medical Solutions Division and having a business address of 20 North Wacker Drive, Suite 2240, Chicago, IL 60606 (“Avery”).  Avery and Quick-Med are collectively and interchangeably referred to as a “Party” or the “Parties.”

RECITALS

Quick-Med and Avery entered into a Joint Development and Exclusive Option Agreement, effective as of April 17, 2009, (the “Joint Development Agreement”) to collaborate on technology developments and applications related to applying NIMBUS® and related antimicrobial technologies to adhesives for medical and other applications.  The Joint Development Agreement gave Avery an option to enter into an exclusive license to use certain patents and know-how owned by Quick-Med and Avery exercised such option.  As a result, Quick-Med is willing to grant Avery such an exclusive license under the terms of this Agreement.

AGREEMENT

In consideration of the promises herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to be bound by the following terms and conditions:

1. Definitions; Construction and Interpretation.

       1.1 Definitions.  As used in this Agreement, the terms defined in Exhibit A will have the meanings given to those terms therein.  Other capitalized terms used in this Agreement are defined in the context in which they are used and will have the meanings given to them below.

      1.2 Construction.  This Agreement together with the Exhibits hereto (all of which are hereby incorporated herein and made a part hereof) constitutes the complete, final and exclusive agreement between the Parties regarding the subject matter hereof and cancels and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral, between the Parties.  Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.  The terms on any purchase order or similar document submitted by either Party to the other, and the terms on the web site of either Party, will have no effect on the terms of this Agreement.

2. License Grant.

2.1. License Grant.  Subject to the terms of this Agreement, Quick-Med grants to Avery and its Affiliates a worldwide, exclusive right and license to Use the Licensed Patents Claims and Licensed Know-How in the Field of Use.

       2.2. Sublicensing.    Quick-Med hereby grants to Avery during the Term the right to grant sublicenses of the rights granted to Avery to one or more Affiliates or to third parties solely for the right to develop, manufacture and sell the Licensed Products for the purposes set forth in this Agreement.  Each such sublicense shall be subject to written agreement and Avery shall provide Quick-Med with written notice of such sublicense within thirty (30) days following its execution confirming that such sublicense agreement is consistent with the terms of this Agreement and incorporates such terms as required to provide Quick-Med with the same protection and rights provided hereunder.  Avery agrees to use its commercially reasonable efforts to enforce compliance by the sublicensee under each such sublicense agreement.  In the event that Avery grants a sublicense to an Affiliate or a third party for which Avery receives only royalty payments for allowing the sale of Licensed Products (“Royalty Only Payments”), Avery and Quick-Med will negotiate an amendment to this Agreement in good faith to provide for a commercially reasonable, and mutually agreed upon, royalty to Quick-Med for such sublicense in lieu of incorporating such Royalty Only Payments into Net Sales for purposes of calculating the amount of Quick-Med’s royalty under Section 7.2.  Notwithstanding the foregoing, if Avery and Quick-Med agree to a new royalty for a sublicense of the kind described in the preceding sentence, the Parties acknowledge and agree that: (a) such new royalty amount will be used in calculating whether the Minimum Royalty Amount has been achieved and (b) the amount of the Royalty Only Payments received by Avery from such sublicense will be included in Net Sales for purposes of determining what level of Annual Net Sales has been achieved in the royalties chart in Section 2 of Exhibit C for calculating Quick-Med’s royalty under Section 7.2.  Quick-Med agrees that any information provided by Avery regarding such sublicense(s), including the identity of the sublicensee, the fact that a business relationship exists and all disclosed terms and conditions is Avery Confidential Information and Quick-Med shall treat such Confidential Information in accordance with Section 15 hereof.  Upon termination of this Agreement, any sublicense granted hereunder shall immediately cease and terminate without any additional action by Quick-Med.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

2.3. Exclusivity.  The rights and licenses granted to Avery and its Affiliates under Section 2.1 are fully exclusive within the Field of Use for the Licensed Patent Claims and Licensed Know-How, including as to Quick-Med itself, except as provided in Sections 2.4 and 2.5.

       2.4. Conditions for Maintaining Exclusivity.   The rights and licenses in Section 2.1 of this Agreement will remain exclusive as long as (a) Avery pays to Quick-Med the Lockout Fees prior to Launch Date and pays the Minimum Royalty Amount after the Launch Date (the Lockout Fees and Minimum Royalty Amount, collectively, the “Minimum Royalty Payments”) as discussed in Section 7 below, and (b) Avery continues to make commercially reasonable efforts after the Launch Date to generate sales of Licensed Product.  If Avery does not pay the Minimum Royalty Payments for a given calendar quarter, Quick-Med may, at any time within 30 days after the end of such quarter provide Avery with 60 days’ notice of Quick-Med’s intention to terminate the exclusivity of the rights and licenses granted to Avery under Section 2.1 (but not the rights and licenses themselves or this Agreement) as a result of such a shortfall.  Avery will thereafter have the opportunity to cure such shortfall within such 60 day notice period by paying the amount of any shortfall to Quick-Med.  If Avery fails to cure such shortfall within the 60 day notice period, the rights and licenses granted to Avery under Section 2.1 (but not the rights and licenses themselves or this Agreement) shall terminate automatically at the end of the 60 days without further notice to Avery.  For the avoidance of doubt, if Quick-Med terminates the exclusivity of the rights and licenses granted to Avery under Section 2.1, the license granted under Section 2.1 will be deemed a non-exclusive license and all other rights in this Agreement will not be affected.

2.5. Failure to Meet Minimum Royalty Payments.  In the event Avery fails to pay all of the quarterly Minimum Royalty Payments due in a calendar year but nevertheless makes payments aggregating to at least ***** of the Minimum Royalty Payment amount due in such calendar year, Quick-Med’s sole remedy shall be to terminate the exclusivity of the rights and licenses granted to Avery under Section 2.1 (but not the rights and licenses themselves or this Agreement) and/or Avery’s right of first option under Sections 8.1, 8.2, and/or 8.3 of this Agreement.  Provided further, in the event for a given calendar year Avery fails to make at least ***** of the combined quarterly Minimum Royalty Payments due in the calendar year, Quick-Med’s exclusive remedies (other than collection of earned and unpaid royalties) shall be, at its sole option: (a) termination of this Agreement if Avery does not cure the shortfall within 60 days of receiving written notice from Quick Med or (b) termination of the exclusivity of the rights and licenses granted to Avery under Section 2.1, (but not the rights and licenses themselves or this Agreement) and/or Avery’s right of first option under Sections 8.1, 8.2, and/or 8.3 of this Agreement; provided, however, that if Quick-Med desires to exercise either option, it must do so in writing to Avery within 60 days after the receipt of Avery’s Royalty Report and payment under Exhibit C, section 5.

        2.6. Modification to Quick-Med Antimicrobial Technology.  Avery shall not modify, change or vary from the formulation of the Quick-Med Antimicrobial Technology as it is applied to a Licensed Product without first notifying Quick-Med.  If Avery seeks to change or modify the formulation of the Quick-Med Antimicrobial Technology used in a Licensed Product, it shall notify Quick-Med sixty (60) days prior to making such change or modification whereupon, so long as Avery is in compliance with this Agreement, the parties shall reasonably cooperate with Quick-Med to adjust the formulation of the Quick-Med Antimicrobial Technology as necessary to meet the Licensed Product requirements of Avery.

3. Ownership

    3.1 Licensed Patent Claims and Licensed Know-How.  Quick-Med will retain ownership of all right, title and interest in and to the Licensed Patent Claims and Licensed Know-How licensed to Avery under this Agreement.  Except for the rights and licenses in and to the Licensed Patent Claims and Licensed Know-How expressly granted in this Agreement and the option rights granted in Section 8 of this Agreement, no other rights are granted to Avery under this Agreement and nothing in this Agreement will be construed as granting by implication, estoppel, or otherwise, any license or rights under patents, trade secrets, know-how, copyrights, or other Intellectual Property Rights of Quick-Med other than the Licensed Patent Claims and the Licensed Know-How licensed pursuant to this Agreement.

    3.2 IP Ownership and Patents

(a) Existing Intellectual Property.  All intellectual property (whether or not patentable) owned by either party as of the Effective Date including, without limitation, ideas, concepts, know-how, trade secrets, inventions, discoveries, processes, methods, compositions, formulae, information, data, Developments, patent applications, patents, copyrights and designs (“Existing Intellectual Property”) shall remain the property of that party.

          (b) Quick-Med Ownership.  Quick-Med shall retain sole and exclusive ownership of all Quick-Med Antimicrobial Technology, as well as any Developments thereto related to antimicrobial functionality developed during the term of this Agreement (“Quick-Med Owned Intellectual Property”). For the avoidance of doubt, Quick-Med Owned Intellectual Property shall not include any intellectual property related to the formulation, production or use of adhesives that may be developed during the term of this Agreement, including but not limited to Avery Adhesive Technology.

(c) Avery Ownership.  Avery shall retain sole and exclusive ownership of all Avery Adhesive Technology, as well as any Developments thereto related to the formulation, production or use of adhesives developed during the term of this Agreement (“Avery Owned Intellectual Property”). For the avoidance of doubt, Avery Owned Intellectual Property shall not include any intellectual property related to antimicrobial functionality that may be developed during the term of this Agreement, including but not limited to Quick-Med Antimicrobial Technology.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

(d) Ownership of Integration Technology.

(i) Notwithstanding anything in this Agreement to the contrary, each Party acknowledges that the other Party may independently develop technology relating to the bonding or integration of Quick-Med Owned Intellectual Property with or into Avery Owned Intellectual Property (“Integration Technology”) and that such Integration Technology may have applications beyond this Agreement.  For the avoidance of doubt, Integration Technology shall not include any Quick-Med Owned Intellectual Property or Avery Owned Intellectual Property.  Each Party agrees that if a Party independently develops an Integration Technology, such developing Party shall have sole and exclusive ownership of such Integration Technology and shall be entitled to file, prosecute and maintain any Intellectual Property Rights in or to such Integration Technology.  In the event that Avery develops any Integration Technology, Quick-Med shall be entitled to a non-exclusive license to such Integration Technology for Use outside of the Field of Use upon terms and conditions substantially similar to those contained in this Agreement, other than economic and financial terms.  Should Quick-Med want the right to sublicense such Integration Technology for Use outside of the Field of Use, the Parties agree to negotiate such right in good faith.  In the event that Quick-Med develops any Integration Technology, such Integration Technology shall be deemed incorporated into the Licensed Patent Claims and Licensed Know-How and made a part of the license granted to Avery hereunder without any further action by either Party.

(ii) Integration Technology developed jointly by both Avery and Quick-Med in connection with this Agreement (“Joint Intellectual Property”) shall be jointly owned by Avery and Quick-Med.  Neither Avery nor Quick-Med shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or otherwise Use any Joint Intellectual Property.  The Parties agree to cooperate in good faith as needed with respect to the enforcement, filing and pursuit of applications for protection and registration of the Joint Intellectual Property, and other activities related to the Joint Intellectual Property.  The Parties shall mutually agree in advance upon the filing of applications for protection and registration of Joint Intellectual Property and other actions to pursue protection for Joint Intellectual Property, and the division of expenses and responsibilities between the Parties for such activities.

(e) Reservation of Rights.  Except as specifically set forth in this Agreement, including Section 3.3(d), nothing herein shall be construed to grant one Party any licenses, expressed or implied, or any other rights in the Quick-Med Antimicrobial Technology, Avery Adhesive Technology or Integration Technology to the other Party, or any other technology or information of either party, other than the right of Options stated in Section 8 of this Agreement.

(f) Patent Filing for Avery Owned Intellectual Property.  The filing, prosecution and payment for patent applications covering Avery Owned Intellectual Property developed under this Agreement shall be solely within the discretion of Avery.  However, Avery shall submit each such patent application to Quick-Med for review and approval before it is filed to ensure that Quick-Med’s Confidential Information is not being disclosed without permission.  If Quick-Med reasonably determines that such application discloses its Confidential Information (or other information from which its Confidential Information may be inferred or deduced) to the prejudice of Quick-Med’s future patent filings or trade secrets, it shall within fifteen (15) days of its receipt of the proposed patent application notify Avery in writing of its objections to such disclosure. The parties shall thereafter work together to ensure that such patent application is rewritten so as adequately to protect the interests of both parties.

(g) Patent Filing for Quick-Med Owned Intellectual Property.  The filing, prosecution and payment for patent applications covering Quick-Med Owned Intellectual Property developed under this Agreement shall be solely within the discretion of Quick-Med.  However, Quick-Med shall submit each such patent application to Avery for review and approval before it is filed to ensure that Avery’s Confidential Information is not being disclosed without permission.  If Avery reasonably determines that such application discloses its Confidential Information (or other information from which its Confidential Information may be inferred or deduced) to the prejudice of Avery’s future patent filings or trade secrets, it shall within fifteen (15) days of its receipt of the proposed patent application notify Quick-Med in writing of its objections to such disclosure. The parties shall thereafter work together to ensure that such patent application is rewritten so as adequately to protect the interests of both parties.

    3.3 Procedures.  To the extent necessary to provide either Party with the foregoing ownership rights discussed in Sections 3.1 and 3.2, each Party agrees to and hereby does assign to the other Party any and all right, title and interest that it may have or acquire in and to any Licensed Patent Claims, Licensed Know-How, and Developments thereto conceived of, discovered, developed, made, or reduced to practice by the other Party.  At the other Party’s request and expense, each Party will execute and deliver such instruments, and take such other actions as may be reasonably requested by the other Party to perfect, defend, or otherwise protect such ownership rights of the other Party in any Licensed Patent Claims, Licensed Know-How and Developments thereto.

4. Regulatory Compliance.

4.1. Initial 510K Application. The Parties agree *****.  In consultation with Avery, Quick-Med will prepare a premarket notification on form 510K for ***** (as mutually agreed by Avery and Quick-Med) using Avery’s current adhesive technology and Quick-Med’s NIMBUS® ***** Technology (“Initial 510K Application”).  Upon the request of Quick-Med, Avery, at no cost to Quick-Med, will promptly provide any physical data, testing data, information, results or samples and will use its commercially reasonable efforts to render all reasonable assistance as Quick-Med may reasonably deem necessary for purposes of preparing, submitting, pursuing, obtaining and maintaining the Initial 510K Application.  Each party will be responsible for its own costs and expenses related to the Initial 510K Application provided, however, that the party whose name the Initial 510K Application is filed under will pay any filing and other fees imposed by FDA in connection with such submission. Upon completion of the Initial 510K Application but prior to its submission to FDA, Quick-Med will submit the entire filing, including all relevant background documentation and data, to Avery for its review, which shall not be unreasonably withheld or delayed. Avery, in its sole discretion, will have the option to have the Initial 510K Application submitted under its name to the FDA.  If Avery fails to submit within ninety (90) days after receipt of the filing from Quick-Med the Initial 510K Application under its own name to the FDA then Quick-Med may submit, pursue, obtain and maintain the Initial 510K Application under Quick-Med’s name. In order to ensure that Quick-Med will have the right to submit, pursue, obtain and maintain the Initial 510K Application with the FDA in the event that Avery chooses not to do so at any point of the FDA regulatory review process in its own name, Avery will deliver an Assignment Agreement of the Initial 501K Application in substantially the form attached hereto as Exhibit E explicitly transferring and conveying all rights and interests of ownership of the pending Initial 510K Application to Quick-Med. In the event that Avery decides not to submit, pursue, maintain or obtain the Initial 510K Application, upon the request of Quick-Med or the FDA, Avery shall execute all customary documents required by the FDA to effectuate the submission and regulatory examination of the Initial 501K Application in the name of Quick-Med. Notwithstanding the foregoing, Quick-Med shall be entitled to file other 510K applications for Quick-Med’s NIMBUS® ***** Technology without limitation.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.2. Other Regulatory Compliance.  Avery will evaluate the need for and, except as set forth in Section 4.1 of this Agreement, be responsible for all regulatory approvals associated with its use of the Licensed Patent Claims and Licensed Know-How. This includes, but is not limited to, submitting, pursuing, obtaining and maintaining any premarket notification on form 510(K) (“510K”), Premarket Approval (“PMA”) or other premarket, post-market or other regulatory application, filing, approval, requirement or clearance required by the FDA or other applicable Governmental Authority in any non-US countries related to the marketing, distribution and resale of the Licensed Products in the Field of Use as contemplated by this Agreement (collectively, and including the Initial 510K Application, “Regulatory Compliance”). Upon the request of Avery, Quick-Med will promptly provide any data, information or results, execute all documents, testify, render all reasonable assistance, and take any and all such other actions as Avery may reasonably deem necessary or desirable for purposes of submitting, pursuing, obtaining or maintaining any Regulatory Compliance related to Licensed Products in the Field of Use.  Quick-Med will provide such regulatory support to Avery at no cost to Avery during the timeframe prior to the Launch Date and thereafter at the Technical Support Assistance rate as provided for in Section 6 of this Agreement.

4.3. Communications. Quick-Med will promptly share with Avery any correspondence, reports, information, data or other communications received from or communicated between Quick-Med and the FDA or any other applicable Governmental Authority that relates to any Licensed Product or product related to any Licensed Patent Claim or Licensed Know-How or that is otherwise needed to submit, pursue, obtain or maintain any Regulatory Compliance.  All of the foregoing will be Confidential Information under the Agreement.

4.4. Assistance.  Quick-Med agrees to deliver to Avery promptly upon request, any and all correspondence, data, reports, information, results or other communications in any form (hard copy, electronic or otherwise) received from or communicated between Quick-Med and the FDA or any other Governmental Authority relating to any Licensed Product, including, without limitation, all applications, notes, records, files, results and other tangible items of any sort in its possession or under its control (or in the possession or control of its legal counsel) including all present and predecessor versions of the foregoing.

5. Trademarks and Product Labeling.

5.1 Ownership of Avery Trademarks.  Quick-Med hereby recognizes Avery’s exclusive ownership and rights in Avery’s trademarks associated with this Agreement, and the goodwill attached to the trademarks. Quick-Med acknowledges that it is not, and it will not become by virtue of this Agreement, the owner of any right, title or interest in and to any registered or unregistered trademarks in any form or embodiment of Avery.

      5.2 Ownership of Quick-Med Trademarks.  Avery hereby recognizes Quick-Med’s exclusive ownership and rights in Quick-Med’s trademarks associated with this Agreement, and the goodwill attached to the trademarks.  Avery acknowledges that it is not, and it will not become by virtue of this Agreement, the owner of any right, title or interest in and to any registered or unregistered trademarks in any form or embodiment of Quick-Med.

      5.3 New Trademarks.  The Parties shall have the right, at their respective cost, to file such applications for registration of any new trademarks in connection with any of the Licensed Products, (including but not limited to intent-to-use applications), as the Parties in the exercise of reasonable business judgment, deem necessary or desirable in connection with the expansion of their respective businesses.

5.4 Product Labeling.  The Parties agree that Avery and its Affiliates shall, if requested by Quick-Med, include Quick-Med’s patent numbers on all Product packaging, promotional materials and other materials (in written or electronic form) related to the Licensed Products marketed, advertised, and/or sold by Avery or Avery Affiliates.  Packaging will display, subject to Avery’s internal policies on package labeling, patent numbers and a declaration that NIMBUS® technology is licensed to Avery-Dennison by Quick-Med.

6. Technical Support Assistance. Upon prior mutual support of the parties, Quick-Med will provide Avery with. Technical support assistance (“Technical Support Assistance”) in conjunction with the development of Licensed Products in the Field of Use.  Prior to initiation of any technical support assistance, the nature, scope and estimated budget of such technical support assistance must be agreed upon in writing by a duly authorized representative of each party.  Quick-Med will provide Technical Support Assistance to Avery at a rate of $2,000 per person per day or $250 per hour.  The reasonable out-of-pocket expenses for food, lodging, travel, and consumables incurred and for third party expenses (including, without limitation, independent third party consultants and laboratory expenses) incurred by Quick-Med will be separately billed as incurred and paid by Avery, subject to Avery’s approval of the expenses before they are incurred and the submission to Avery of evidence of such out-of-pocket expenses in form and substance reasonably satisfactory to Avery.  All invoices shall be paid within sixty (60) days of the date thereof.

7. Fees and Royalties.

7.1 Lockout Fees.  During the term of this Agreement, Avery may pay the payments as set forth in Exhibit C attached hereto (“Lockout Fees”) as further discussed in Section 2.4.

7.2 Royalties.  During the term of this Agreement, Avery will pay the royalties as set forth in Exhibit C attached hereto (“Royalties”).

7.3 Taxes.  Each Party will be responsible for any sales, use, excise, and other taxes and duties assessed or otherwise payable by such Party on any goods or services that are used or consumed by such Party due to this Agreement or the exercise of the rights and licenses granted to such Party under this Agreement.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

8. Options

       8.1.  Next Generation Technology.  Quick-Med hereby grants to Avery and its Affiliates a single right of first  option for the three-year period beginning on the Effective Date to negotiate with Quick-Med in order to enter into an exclusive license on terms and conditions acceptable to both Parties to Use within the Field of Use a Next-Generation Antimicrobial Adhesives Technology or a material Development thereto within the Field of Use that builds on the Quick-Med Antimicrobial Technology or the results of the Joint Development Agreement obtained during the three year period beginning on the Effective Date (the “Next Gen Option”).

8.2.   Stay Fresh® Technology. Quick-Med hereby grants to Avery and its Affiliates a single right of first option for the three-year period beginning on the Effective Date to negotiate with Quick-Med in order to enter into an exclusive license on terms and conditions acceptable to both Parties to Use within the Field of Use a Stay Fresh® Technology or a material Development thereto (the “Stay Fresh® Option”).

8.3.   Competitive Technology.  Quick-Med hereby grants to Avery and its Affiliates a single right of first option to negotiate with Quick-Med in order to enter into an exclusive license on terms and conditions acceptable to both Parties to Use within the Field of Use each Competitive Technology or material Development thereto (each, a “CT Option” and, collectively with the Next Gen Option and the Stay Fresh® Option, the “Options”).  In the event Quick-Med provides Avery notice of a Competitive Technology or a material Development thereto on or before the date that is thirty (30) months after the Effective Date, Avery shall have until the third anniversary of the Effective Date to exercise the CT Option with respect to such Competitive Technology or material Development.  In the event Quick-Med provides Avery notice of a Competitive Technology or a material Development thereto any time after the date that is thirty (30) months after the Effective date, Avery shall have six months from the date it receives such notice to exercise the CT Option with respect to such Competitive Technology or material Development.   Notwithstanding the foregoing, if Avery markets: (a) any adhesive product in medical devices or other health care applications using a non-leaching antimicrobial other than under license from Quick-Med, or (b) any pressure sensitive adhesive product in any non-medical device or non-health care application using a non-leaching antimicrobial other than under license from Quick-Med, then Quick-Med's obligation to grant Avery and its affiliates CT Options pursuant to this Section 8.3 shall terminate immediately.

8.4   Option Exclusivity.  The Options shall be exclusive, including as to Quick Med, within the Field of Use.

8.5   Granting of Other Licenses.  With respect to each Option, during the term of this License, Quick-Med shall not grant any Quick-Med Party or any other third party any right to, and shall not otherwise authorize or permit any Quick-Med Party or other third party to, directly or indirectly, to solicit, initiate, seek, discuss, encourage (including by way of furnishing information or assistance), or enter into any discussions, negotiations, understanding or agreement with any Quick-Med Party or other third party granting to such Quick-Med Party or other third party any license or other right to Use the Next Generation Antimicrobial Adhesives Technology, Stay Fresh® Technology, or Competitive Technology within the Field of Use.  Notwithstanding the foregoing,  if Avery markets: (a) any adhesive product in medical devices or other health care applications using a non-leaching antimicrobial other than under license from Quick-Med, or (b) any pressure sensitive adhesive product in any non-medical device or non-health care application using a non-leaching antimicrobial other than under license from Quick-Med, then the restrictions on Quick-Med set forth in this Section 8.5 shall: (i) with respect to Next Generation Antimicrobial Adhesives Technology and Stay Fresh® Technology, terminate upon the expiration of the applicable Option Period and (ii) with respect to the Competitive Technology, terminate immediately.

    8.6   Exercise of Option.  Avery may exercise the Stay Fresh® Option, the Next Gen Option, or the CT Option by sending Quick-Med written notice (the “Option Notice”) of such exercise any time between the Effective Date and the expiration of the applicable Option Period.  Upon Quick-Med’s receipt of a timely Option Notice, the Parties, acting reasonably and in good faith, shall endeavor to negotiate and execute a license agreement which, aside from the financial and economic terms, is substantially similar to the terms of this Agreement within 120 days of the date of the Option Notice.  If the Parties are unable to execute such a license agreement within 120 days, Avery’s right to the Option discussed in the Option Notice shall be deemed to be forfeited and the Option Period for the particular Option for which the Option Notice was exercised shall be deemed to be expired.  For the purpose of clarity, if Avery exercises one Option, Avery may exercise both or either of the remaining Options at any time of its choice within the applicable Option Period at the same time or a different time as its exercise of such Option.  In the event that the Parties do not reach agreement as to one of the Options, they can continue to negotiate separately with respect to the other Options within the applicable Option Period.

9. Representations and Warranties.

        9.1 Mutual Representations and Warranties.  Each Party hereby represents, warrants and covenants to the other Party that:

(a) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, and the execution and delivery to the other Party and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement do not and will not conflict, in any material respect, with or result in a breach of any of the terms or provisions of any other contractual obligations of such Party or the provisions of its charter, operating documents or bylaws;

         (b) it has not granted and will not grant to any third party any license or other right which would conflict in any material respect with the rights or licenses granted by it to the other Party hereunder;

              (c) such Party has full power and authority to enter into this Agreement and to carry out the provisions hereof and is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action; and

             (d) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement, except for any filings under any applicable securities laws and any necessary Regulatory Compliance.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

9.2  Additional Quick-Med Representations and Warranties. Quick-Med expressly warrants and represents that

(a) it has the full right, power and authority to grant the rights and licenses granted to Avery under this Agreement;

(b) it is the sole and exclusive owner of, and otherwise Controls, the Licensed Patent Claims and Licensed Know-How, to the best of its knowledge no right or license is required from a third party in order to practice or otherwise Use the Licensed Patent Claims or Licensed Know-How, and no third party has any right, title or interest in or to the Licensed Patent Claims or Licensed Know-How;

(c) it has no outstanding encumbrances or agreements, whether written, oral or implied, which would be inconsistent with the licenses and options granted herein; and

(d) it is unaware of any information which would raise a substantial question of the validity of any of the Licensed Patent Claims or Licensed Know-How.

 9.3    Disclaimer of Warranty.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, QUICK-MED MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE QUICK-MED INTELLECTUAL PROPERTY, INCLUDING WITHOUT LIMITATION WARRANTIES OF THE VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENTS OR PROPRIETARY RIGHTS.  ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED BY QUICK-MED TO THE EXTENT NOT COVERED BY THE EXPRESS REPRESENTATIONS OR WARRANTIES OF QUICK-MED IN THIS AGREEMENT.

10. Indemnification.

10.1  Indemnification by Avery.  Avery will indemnify, defend and hold harmless Quick-Med, its Affiliates, and each of its and their respective officers, directors, employees, advisors, representatives and agents (each, a “Quick-Med Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ and experts’ fees and expenses) and cost (collectively, a “Liability”) which any Quick-Med Party may incur to the extent resulting from any material breach by Avery of a representation, warranty or covenant of Avery under this Agreement when made, and any claim for damages arising from the Use of any product used, made or sold hereunder by Avery or an Avery Affiliate except to the extent that such liability, loss, damage, or expense is directly attributable to the negligence or misconduct of Quick-Med or any Quick-Med Party.

10.2  Indemnification by Quick-Med.  Quick-Med will indemnify, defend and hold harmless Avery, its Affiliates, and each of its and their respective officers, directors, employees, advisors, representatives and agents (each, a “Avery Party”) from and against any and all Liability which any Avery Indemnified Party may incur to the extent resulting from any material breach by Quick-Med of a representation, warranty or covenant of Quick-Med under this Agreement when made, except to the extent caused by Avery or any Avery Party.

10.3  Procedure.  The indemnification obligations of the Parties under this Section 10 are contingent upon the following conditions: (a) the Party seeking indemnification must promptly notify the other Party in writing of the claim giving rise to indemnification; (b) the indemnifying Party will have sole control over the defense and settlement of the indemnified claim (provided that the indemnified Party will have the right to participate in such action, at its own expense, using counsel of its choice and that the indemnifying Party may not enter into any settlement that would impose any obligation on the indemnified Party without first obtaining the consent of the indemnified Party); and (c) the indemnified Party will provide the indemnifying Party with reasonable assistance in the defense of the indemnified claim at the expense of the indemnifying Party.

11. Intellectual Property Maintenance.

11.1        Patent Prosecution and Maintenance.  Quick-Med will have the right, in its sole discretion and at its own expense, to control the domestic and foreign preparation, filing, prosecution, and maintenance of the Licensed Patents Claims (and patent applications covering any Licensed Know-How, the Next Generation Antimicrobial Adhesives Technology and Stay Fresh® Technology), and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to such patent applications and patents.

11.2         Patent Prosecution and Maintenance by Avery.  Notwithstanding the foregoing, Quick-Med shall reasonably prepare, file, prosecute and maintain any foreign or domestic Licensed Patents Claims (or foreign or domestic patent applications and patents covering any Licensed Know-How), or file, prosecute and maintain any foreign or domestic Licensed Patents Claims (or foreign or domestic patent applications and patents covering any Licensed Know-How) as requested by Avery.  In the event Quick-Med fails to take any such requested action within a reasonable period of time, Avery may provide Quick-Med with thirty (30) days prior written notice of its intent to take over the preparation, filing, prosecution, and maintenance of any such Licensed Patents (or any such patent applications and patents covering any Licensed Know-How), which shall be at Avery’s cost and expense.   If Quick-Med (a) does not cure its failure to take such requested action within thirty (30) days after receipt by Quick-Med of the written notice from Avery, or (b) where such cure will reasonably require a period beyond 30 days of such receipt of notice and, within 30 days of such receipt of notice, Quick-Med has not commenced such cure and thereafter used diligent efforts to complete such cure, Avery shall be entitled to take over  the preparation, filing, prosecution, and maintenance of any such Licensed Patents (or any such patent applications and patents covering any Licensed Know-How).  In such event, Quick-Med agrees to and hereby grants to Avery the authority to prepare, file, prosecute and maintain any such Licensed Patents (and any such patent applications and patents covering any Licensed Know-How) as deemed commercially reasonable by Avery.  Thereafter, Avery will control the preparation, filing, prosecution, and maintenance of such Licensed Patents Claims (and such patent applications and patents covering any Licensed Know-How) and select all patent counsel or other professionals to advise, represent or act for it in all matters relating to such patent applications and patents.  Quick-Med will provide all necessary and appropriate powers of attorney and other documents and assistance necessary for Avery to undertake such actions. Quick-Med shall be provided with all watching briefs as to such patent prosecutions, and Quick-Med’s comments shall be considered by Avery’s patent counsel during such prosecutions. If Avery pursues such Licensed Patents (or any such patent applications and patents covering any Licensed Know-How), then all patent applications and any patents arising therefrom shall be owned exclusively by Quick-Med and shall be licensed to Avery under the terms of this Agreement.  Reasonable costs of pursuing such patent applications incurred by Avery may be offset against Royalties due to Quick-Med; provided that Avery shall be entitled to offset no more than 50% of Royalties due for each period until such costs have been fully offset by Avery.

11.3           Notices.  During the applicable Option Period, Quick-Med will notify Avery promptly upon the conception, discovery, development, or reduction to practice of any Development within the Field of Use that is part of the Next Generation Antimicrobial Adhesives Technology, part of the Stay Fresh® Technology, or part of the Competitive Technology.  Quick-Med will also notify Avery (a) promptly upon the conception, discovery, development, or reduction to practice of any Development that is part of Licensed Know-How under this Agreement (or may become a Licensed Patent Claim under this Agreement), including, without limitation, a complete technical description of such Licensed Know-How or Licensed Patent Client sufficient to allow Avery to practice the best mode of the Development;  (b) at reasonable, regular intervals, or promptly upon any material change in status or Avery’s reasonable request, about the status of any patent applications or patents which are part of the Licensed Patent Claims under this Agreement;  (c) promptly upon the issuance or extension of any Licensed Patent Claims; and (d) promptly as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of any Licensed Patent Claims and permit Avery to provide comments and suggestions with respect to such activities, which comments and suggestions will be considered by Quick-Med.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

12.  Infringement and Misappropriation.

12.1 Notice.  Each Party will promptly notify the other Party of any alleged infringement or misappropriation by a third party of any Licensed Patent Claim or Licensed Know-How (“Infringement”) and provide any information available to that Party relating to such alleged Infringement.

12.2 Enforcement.  Quick-Med will have the primary right, but not the obligation, to take action in its own name to secure the cessation of any Infringement, or to enter suit against any third party infringing such Licensed Patent Claim or misappropriating such Licensed Know-How.  Any such action will be at Quick-Med’s expense, employing counsel approved by Avery, such approval not to be unreasonably withheld.  If Quick-Med elects to commence such an action, Avery may, to the extent permitted by law, elect to join as a party in that action.  Regardless of whether Avery elects to join as a party, Avery will reasonably cooperate with and assist Quick-Med in connection with any such action to the extent necessary to initiate and maintain the action (e.g., by providing relevant documents, witnesses and testimony, etc.), and Quick-Med will reimburse Avery for any costs and expenses incurred by Avery in providing such cooperation and assistance.  If Avery elects to join as a party, Avery will jointly control the action with Quick-Med at its own expense.  If Quick-Med elects not to exercise its right to bring suit or take other appropriate action in connection with an infringement of the Licensed Patent Claims or misappropriation of the Licensed Know-How or fails to take any such action within 30 days of first receiving notice of such Infringement, Avery may, upon notice to Quick-Med, take any such action at Quick-Med’s expense and control any such action.  In such case, Quick-Med will reasonably cooperate with and assist Avery in connection with any such action to the extent necessary to initiate and maintain it (e.g., by providing relevant documents, witnesses and testimony, etc.).  No settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of each Party, which consent will not be unreasonably withheld or delayed.

12.3 Allocation of Damages or other Monetary Awards.  Any damages or other monetary awards recovered by a Party taking any such action or bringing any such suit against any such Infringement will be applied first to defray the costs and expenses (including reasonable attorneys’ fees) incurred in the action or suit by the Party bringing the action or suit.  Any remaining amounts will second be applied to defray the unreimbursed costs and expenses (including reasonable attorneys’ fees) incurred in such action or suit by the other Party (if any).  Any remaining amounts will third be applied to defray any lost revenue of Avery as a result of any Infringement.  Any remaining balance will be the property of the Party originally bringing such action or suit.

13.  Limitation of Liability.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  EACH PARTY ACKNOWLEDGES THAT THE EXCHANGE OF RIGHTS AND OBLIGATIONS IN THIS AGREEMENT REFLECTS THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT THE OTHER PARTY WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS LIABILITY, AND EACH PARTY AGREES THAT THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

14.  Term and Termination.

14.1 Term.  This Agreement will begin on the Effective Date and, unless earlier terminated under this Section 14, will continue in full force and effect on a country-by-country basis until all patents, trade secrets, and any other proprietary and legal rights in or to the Licensed Patent Claims and Licensed Know-How have expired or ended.

14.2 Termination by Quick-Med. Except as set forth in Section 14.3, the failure by Avery to comply with any of its material obligations contained in this Agreement, shall entitle Quick-Med to give Avery written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after receipt by Avery of written notice from Quick-Med describing such material breach in reasonable detail; or where such cure will reasonably require a period beyond 60 days of such receipt of notice, and Avery has not commenced such cure within 60 days of such receipt of notice and has not used diligent efforts to prosecute such cure to completion, then Quick-Med shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to Avery. The right of Quick-Med to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

14.3 Avery’s Failure to Pay Minimum Royalties. Quick-Med shall have the termination rights provided in Section 2.5.

14.4 Termination by Avery.  This Agreement and the rights and licenses granted herein may be terminated by Avery for any reason or no reason 60 days following written notice by Avery to Quick-Med of Avery’s intent to terminate under this Section 14.4.

14.5 Bankruptcy.   A Party may terminate this Agreement immediately by providing written notice if the other Party: (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (b) makes a general assignment for the benefit of its creditors, (c) is dissolved or liquidated in full or in substantial part, (d) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to such relief or to the appointment of or taking possession of its property by any official in such an involuntary case or such other proceeding commenced against it, (e) takes any action for the purpose of effecting any of the foregoing, and (f) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within ninety (90) days of commencement.

14.6 Quick-Med Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Quick-Med to Avery are for all purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code, and all other rights granted to Avery hereunder shall be deemed an agreement supplementary to such licenses.  The parties agree that Avery, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections as licensee, and under all agreements supplementary to such licenses, under the Bankruptcy Code, including without limitation under Section 365(n) thereof, in the event of a rejection of this Agreement by Quick-Med, pursuant to Section 365(a) of the Bankruptcy Code, or during any period prior to such rejection.  Quick-Med agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such licensed intellectual property (collectively, the “Embodiments”).  If a case is commenced by or against Quick-Med as a debtor or alleged debtor under the Bankruptcy Code, then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, Quick-Med (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall either perform all of the obligations provided in this Agreement to be performed by Quick-Med (as an intellectual property license and agreements supplementary to such license under the Bankruptcy Code) or, as “adequate protection” (pursuant to Section 361 of the Bankruptcy Code) of Avery’s interests hereunder (failing which Quick-Med agrees that Avery shall be substantially prejudiced and not adequately protected due to the significant and irreparable losses, not compensable in monetary damages, that Avery shall suffer due to Avery’s inability to gain access to and use the intellectual property licensed hereunder or the Embodiments) provide to Avery all such intellectual property (including all Embodiments) held by Quick-Med and such successors and assigns, and Avery shall be entitled to all rights under any agreement supplementary as Avery may elect in a written request, immediately upon such request.  If a Bankruptcy Code case is commenced by or against Quick-Med as debtor or alleged debtor, this Agreement is rejected as provided in the Bankruptcy Code and Avery elects to retain its rights hereunder (as an intellectual property license and agreements supplementary to such license under the Bankruptcy Code), then Quick-Med (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall provide to Avery all such rights in and to intellectual property (including all Embodiments), and all rights under agreements (including this Agreement) supplementary to such intellectual property rights held by Quick-Med and such successors and assigns immediately upon Avery’s written request therefor. All rights, powers and remedies of Avery provided under this Section 14.6 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against Quick-Med as debtor or alleged debtor.  Avery, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

14.7 Effect of Termination.  Upon termination or expiration of this Agreement, (a) all undisputed Royalties will become due and payable; and (b) each Party will cease use of the other Party’s Licensed Know-How and Confidential Information and will deliver to the other Party all tangible and intangible materials constituting or including the other Party’s Confidential Information.  Termination or expiration of this Agreement will not release either Party from any obligation or liability which will have accrued at the time of termination, or preclude either Party from pursuing all rights at law and in equity with respect to any termination under this Agreement.  The following terms will survive termination of this Agreement:  1, 3, 5, 10, 13, 14, 15 and 16.

15.  Confidentiality.  This Agreement is made subject to, and all Confidential Information of the other Party obtained by either Party under this Agreement will be governed by, the terms set forth in Exhibit D.  As of the Effective Date, this Section 15 supersedes all other confidentiality or non-disclosure agreements between the Parties with respect to the subject matter of this Agreement.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

16.   Additional Terms.

16.1 Assignment.  Neither this Agreement nor any right, obligation or interest under this Agreement may be assigned, delegated or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement in its entirety to an Affiliate or successor, whether by merger, consolidation, reorganization, acquisition of stock or assets affecting substantially all of the assets or actual voting control of such Party, or otherwise.  This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment, delegation or transfer not in accordance with this Section 16.1 will be void.

16.2 Notices.  Any notice or other communication required or permitted under this Agreement will be given in writing and will be sent by facsimile or commercially recognized express courier to the address specified below or to any other address that may be designated by prior notice.  Any notice or other communication delivered by facsimile will be deemed to have been received the day it is sent and must be confirmed by a copy sent by express courier.  Any notice or other communication sent by commercially recognized courier will be deemed to have been received on the 3rd business day after delivery to the courier.

If to Avery:

Avery Dennison Corporation
Medical Solutions Division
20 North Wacker Drive
Suite 2240
Chicago, IL 60606
	Attention:	Howard Kelly, Vice President and General Manager, Medical Solutions Division
	Facsimile:	(312) 629-4601

With copy to:

Avery Dennison Corporation
150 North Orange Grove Blvd.
Pasadena, California 91103
	Attention:	Bijal R. Shah, Vice President and Assistant General Counsel
	Facsimile:	(626) 304-2071

If to Quick-Med:

Quick-Med Technologies, Inc.
902 NW Fourth Street
Gainesville, Florida 32601
	Attention:	Gerald Olderman, Vice President, Research & Development
	Facsimile:	(352) 379-1099

With a copy to:

Quick Med Technologies, Inc.
160 W. Camino Real #238
Boca Raton, Florida 33432
	Attention:	Nam H. Nguyen, Chief Financial Officer
	Facsimile:	(561) 416-1390

Either Party hereto may at any time, by 30 days written notice to the other, designate any other person or address in place of those provided in this Section 16.2.

16.3  Status of Parties.  Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the Parties.  Neither Party will have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors with respect to each other.  Neither Party will hold itself out as having any authority or relationship with the other in contravention of this Section 16.3, and neither Party will act on behalf of the other Party or enter into any contract, warranty or representation as to any other matter on behalf of the other Party.

16.4  Waiver.  No waiver, whether express or implied, of any breach of any term, condition or obligation of this Agreement will be construed as a waiver of any subsequent breach of that term, condition or obligation, or any other term, condition or obligation of this Agreement of the same or different nature.

16.5  Severability.  If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.  In any such event, this Agreement will be construed as if such clause or portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law, unless doing so would have the effect of materially altering the rights and obligations of the Parties in which event this Agreement will terminate, and all the rights and obligations granted to the Parties hereunder will cease and be of no further force and effect.

16.6  Governing Law.  This Agreement will be governed and construed in all respects in accordance with the laws of the State of Ohio without giving effect to its conflict of laws principles.  Both parties submit to personal jurisdiction in Ohio and further agree that any cause of action arising under this Agreement will be brought in a court in Cuyahoga County, Ohio.

16.7  Counterparts.  This Agreement may be executed in any number of counterparts (including via facsimile or similar means of electronic transmission), each of which may be executed by less than all of the Parties, each of which will be enforceable against the Parties actually executing such counterparts, and all of which together will constitute one instrument.

[Signature Page Follows]

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

The Parties hereto caused this Agreement to be duly executed as of the Effective Date.

Avery Dennison Corporation	Quick-Med Technologies, Inc.
By: Howard Kelly	By: J Ladd Greeno
Name: Howard Kelly	Name: J Ladd Greeno
Its: Vice President and General Manager	Its: Chief Executive Officer
Medical Solutions Division

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit A

Definitions

“Affiliate” means an entity that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with the entity specified.  For the purposes of this definition, control will mean the direct or indirect ownership of, (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors or (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity.

“Avery Adhesive Technology” means the technology embodied in adhesives developed, manufactured and/or sold by Avery or by its Affiliates as of the Effective Date.

“Avery Owned Intellectual Property“ is defined as set forth in Section 3.2(c).

“Avery Party” is defined as set forth in Section 10.2.

“Annual Net Sales” means the Net Sales for a calendar year.

“Competitive Technology” means any Non-leaching Antimicrobial Technology developed or otherwise acquired by Quick-Med that is ready to be commercialized which could be used by a third party to compete with the Licensed Products in form, fit, function or performance within the Field of Use.

 “Confidential Information” means, with respect to a Party, any information regarding the business, finances or technology of either Party, including technical, marketing, financial, employee, and planning information, and any other information that a reasonable person should have known, under the circumstances, was confidential or proprietary.  Any Developments conceived, discovered, developed, reduced to practice or otherwise invented or authored by Avery during the term of this Agreement will be considered the Confidential Information of Avery. Any Developments conceived, discovered, developed, reduced to practice or otherwise invented or authored by Quick-Med during the term of this Agreement will be considered the Confidential Information of Quick-Med.

“Controls” or “Controlled” means with respect to know-how and patent rights, the possession of the ability to grant licenses or sublicenses without violating the terms of any agreement or other arrangement with, or the rights of, any third party.

“Core Adhesive Product” means a Licensed Product *****.

“CT Option” is defined as set forth in Section 8.3.

“Development” means any enhancements, modifications, derivatives, new versions, extensions, or improvements.

“Existing Intellectual Property” is defined as set forth in Section 3.2(a).

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field of Use” means the application of Quick-Med Antimicrobial Technology to Avery Adhesive Technology for the purpose of controlling bacteria in adhesives for *****.

“Governmental Authority” means the FDA and any other federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body anywhere a Licensed Product is marketed, distributed, or resold under this Agreement.

“Infringement” is defined as set forth in Section 12.1.

“Initial 510K Application” is defined as set forth in Section 4.1.

“Integration Technology” is defined as set forth in Section 3.2(d)(i).

“Intellectual Property Rights” means all intellectual property rights as may exist now or hereafter come into existence regardless of whether such rights arise under the laws of the United States or any other state, country or jurisdiction, including, without limitation:  (a) all patent rights and all right, title and interest in and to all letters patent and applications for letters patent, and all other government-issued or -granted indicia of invention ownership, including any reissue, division, term extensions, continuation or continuation-in-part applications; (b) all copyrights and all other literary property and author (moral) rights, and all right, title and interest in and to all copyrights, copyright registrations, certificates of copyrights and copyrighted interests; (c) all trademarks, trade names and service marks, and all right, title and interest in and to all applications, certifications and registrations therefor; (d) all mask work rights, mask work applications, and mask work registrations; (e) all right, title and interest in and to all trade secrets and trade secret rights; (f) all licenses or license rights with respect to the foregoing; and (g) all other analogous rights, such as database rights.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

“Joint Intellectual Property” is defined as set forth in Section 3.2(d)(ii).

“Launch Date” means the date a Licensed Product is first marketed, distributed or sold by Avery or any Avery Affiliate to a third party.

“Licensed Know-How” means proprietary data, information, trade secrets, know-how, inventions and technology, whether patentable or not, owned or Controlled by Quick-Med directed or related to any Licensed Patent Claim, including but not limited to the items listed on Exhibit B.

“Liability” is defined as set forth in Section 10.1.

“Licensed Patent Claim” means any valid and unexpired claim of any patent or patent application listed in Exhibit B or any patent or patent application Controlled by Quick-Med throughout the world issuing on, claiming priority to, or on which any patent or patent application in Exhibit B claims priority, including, without limitation, any provisionals, reissues, divisionals, continuations, renewals, substitutions, extensions or restorations, and continuations-in-part thereof. A claim shall be deemed valid until adjudicated to be invalid by an unappealed or unappealable final order of a court or other governmental agency having jurisdiction thereover.

“Licensed Product” means any product that if made, used or sold by Avery, an Avery Affiliate or a third party without a license to a Licensed Patent Claim would constitute an infringement of that Licensed Patent Claim.

“Lockout Fees” is defined as set forth in Section 7.1.

“Minimum Royalty Amount” is defined as set forth in Exhibit C.4.

“Minimum Royalty Payments” is defined as set forth in Section 2.4.

“Net Sales” means the total amount charged and collected for all Licensed Products sold, leased, licensed or otherwise transferred by Avery and its Affiliates, along with any other amounts and monetary consideration received in connection therewith, after deduction of the following items, to the extent such items are actually incurred, taken or borne by the seller thereof and do not exceed reasonable and customary amounts in the market in which such sales occurred: applicable sales and use taxes, insurance and freight charges, product returns and similar product defect credits, and customary allowances and trade discounts; provided, however, that with respect to any bundled product in which a Licensed Product is included as a component, “Net Sales” for such bundled product shall only include the prevailing market price charged and collected for such Licensed Product only and not the price charged for the overall bundled product; and, provided, further, that with respect to any products integrating a Licensed Product into a product with additional mechanical, electronic, technical or other functionality beyond a basic dressing, “Net Sales” for such products shall only include the prevailing market price charged and collected for such Licensed Product taking into account the antimicrobial features of such similar products sold in the marketplace and not the price charged for the overall product.  No costs incurred in the manufacturing, selling, advertising, and distribution of the Licensed Products, including without limitation overhead costs, shall be deducted nor shall any deduction be allowed for any other uncollectable accounts or allowances.

“Next-Generation Antimicrobial Adhesives Technology” means Quick-Med’s NIMBUS® ***** Technology.

“Next Gen Option” is defined as set forth in Section 8.1.

“NIMBUS® ***** Technology” means that technology which applies to *****.

“Non-Core Adhesive Product” means a Licensed Product which is not a Core Adhesive Product, including but not limited to adhesives for consumer products, office products, wallpaper, graphics and reflectives.

“Non-leaching Antimicrobial Technology” means any antimicrobial technology where no amount of active agent that has a biological effect or antimicrobial effect is extracted under standard test conditions based on ISO 10993-5 extraction assay.

“Option Notice” is defined as set forth in Section 8.6.

“Options” is defined as set forth in Section 8.3.

“Option Period” means the time that an Option may be exercised by an Option Notice as stated in Section 8.6 and such period will last after the Effective Date until, with respect to each of the Next Gen Option, the Stay Fresh® Option and the CT Option, the time specified in Section 8.1, Section 8.2 and Section 8.3, respectively, or until the date the license granted in Section 2.1 becomes non-exclusive, or until the date a particular Option is exercised, whichever date is earlier.

“Quick-Med Antimicrobial Technology” means Quick-Med’s technology for bonding and utilizing advanced antimicrobial polymeric materials applied by Quick-Med as (a) NIMBUS®, or Novel Intrinsically Micro-Bonded Utility Substrate, including NIMBUS® ***** Technology and (b) Stay Fresh® Technology as of the Effective Date.

“Quick-Med Owned Intellectual Property” is defined as set forth in Section 3.2(b).

“Quick-Med Party” is defined as set forth in Section 10.1.

“Regulatory Compliance” is defined as set forth in Section 4.2.

“Royalties” is defined as set forth in Section 7.2 and Exhibit C.1.

“Stay Fresh® Option” is defined as set forth in Section 8.2.

“Stay Fresh® Technology” means Quick-Med’s technology for bonding peroxide antimicrobial agents to substrates as of the Effective Date.

“Technical Support Assistance” is defined as set forth in Section 6.

“Use” means to make, have made, use, sell, offer for sale, distribute, import, export, copy,  or exploit or modify, and otherwise develop.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit B

Licensed Patent Claims and Licensed Know-How

Licensed Patent Claims

Title	Country or Entity of Issue	Application, Publication, or Patent Number
*****	USA	*****
*****	Australia	*****
*****	Brazil	*****
*****	Canada	*****
*****	China	*****
*****	European Patent Office	*****
*****	India	*****
*****	Japan	*****
*****	Mexico	*****
*****	South Africa	*****
*****	USA	*****
*****	Australia	*****
*****	Brazil	*****
*****	China	*****
*****	European Patent Office	*****

Licensed Know-How

The Licensed Know-How is to include Quick-Med’s information, experience and familiarity relating to its NIMBUS® ***** Technology including, but not limited to the following:

*****

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit C

Fees and Royalties

Lockout Fees

1.  Lockout Fees.  Avery may pay Quick-Med the amounts in this section to maintain the exclusivity of the license granted in this Agreement (as discussed in Section 2.4 of the Agreement)

Prior to the Launch Date, Avery would pay the amounts below:

Time Frame	Amount
During the first year after the Effective Date	*****
During the second year after the Effective Date	*****
During the third year after the Effective Date	*****

If Avery is unable to obtain the necessary Regulatory Compliance to sell a Licensed Product within one year of the Effective Date, then Avery would pay the amounts below prior to the Launch Date instead of the amounts listed in the chart above:

Time Frame	Amount
During the first year after the Effective Date	*****
During the second year after the Effective Date	*****
During the third year after the Effective Date	*****
During the fourth year after the Effective Date	*****

Notwithstanding the foregoing, if Avery is actively pursuing a PMA, then the Lockout Fees due under this Exhibit C will be suspended and Avery will not be required to pay any Lockout Fees until such PMA is approved or finally rejected in the United States, or regulatory clearance is obtained within the European Union.  Once such PMA is approved or finally rejected or regulatory clearance is obtained  within the European Union, Avery will be required to pay the Lockout Fees in accordance with the schedule above.  For purposes of clarity, during the time the Lockout Fees are suspended under this paragraph, Avery will have an exclusive license as set forth in Section 2.1 and Quick-Med will not be able to terminate the exclusivity of such license under Section 2.4.

After the Launch Date, Avery will not be required to pay any Lockout Fees to maintain the exclusivity of the license granted in this Agreement.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Royalties

2.  Royalties.  After the Launch Date, Avery will pay Quick-Med the royalties for all Core Adhesive Products and for all Non-Core Adhesive Products set forth below until this Agreement is terminated or all Licensed Patent Claims have expired.

Type of Product	Royalties
Core Adhesive Products	For Annual Net Sales of Core Adhesive Products ***** of Annual Net Sales of all Core Adhesive Products
For Annual Net Sales of Core Adhesive Products ***** of Annual Net Sales of all Core Adhesive Products *****
For Annual Net Sales of Core Adhesive Products ***** of Annual Net Sales of all Core Adhesive Products *****

Non-Core Adhesive Products	For Annual Net Sales of Non-Core Adhesive Products ***** of Annual Net Sales of all Non-Core Adhesive Products
For Annual Net Sales of Non-Core Adhesive Products : ***** of Annual Net Sales of all Non-Core Adhesive Products *****
For Annual Net Sales of Non-Core Adhesive Products ***** of Annual Net Sales of all Non-Core Adhesive Products *****

3.  Exclusivity Payment Credit.  If the Launch Date is within 3 years of the Effective Date, the Lockout Fees made by Avery prior to the Launch Date will be considered advanced royalty payments.  Any advanced royalty payments will be ***** of the Royalties due under the paragraph above as long as such advanced royalty payments are remaining.  Avery will not be able to deduct advanced royalty payments from ***** of the Royalties due.

4.  Minimum Royalty Amount.  After the Launch Date, Avery will accrue Royalties of **** to maintain the exclusivity of the license, as further discussed in Section 2.3 of this Agreement.  For purposes of clarity, the Lockout Fees are to be paid by Avery before the Launch Date and the Minimum Royalty Amount is to be paid by Avery after the Launch Date if Avery wants to maintain exclusivity of the license granted under this Agreement.

5.  Reporting.  Within 45 days of the end of the calendar quarter in which the Launch Date occurred, and within 45 days of the end of each calendar quarter thereafter while at least one Licensed Patent Claim has not expired, Avery will remit to Quick-Med a report stating the Net Sales for each type of Licensed Product that has been sold by Avery during such quarter (the “Royalty Report”).

6.  Payment.  Avery will accompany the Royalty Report with payment in full for the Royalties due during that quarter in United States Currency.

7.  Books and Records.
(a)  Avery and applicable Avery Affiliates shall keep accurate books and records of the Net Sales of the Licensed Product, and of all Royalties due Quick-Med hereunder.  Avery shall deliver to Quick-Med written Royalty Reports of Net Sales of each type of Licensed Product sold by Avery and each applicable Avery Affiliate during the preceding quarter, on or before the forty-fifth (45) day following the end of each Calendar Quarter.  Such report shall include a calculation of the Royalties due and shall be accompanied by the Payments due.

(b)  Quick-Med shall have the right once in any given calendar year to request that an independent accounting firm verify the Minimum Royalty Amounts payable as provided in this Agreement for such preceding year.  Quick-Med shall provide Avery with thirty (30) days advance written notice to Avery of its desire for such verification.  Quick-Med and Avery shall mutually agree upon an independent accounting firm (the “Independent Accountant”) and such Independent Accountant shall have reasonable access to Avery’s records relating solely to the accuracy of the Royalty Report and the Royalty Payments during reasonable business hours and subject to Avery’s standard security procedures for the sole purpose of verifying the Minimum Royalty Amounts payable as provided for in this Agreement for the preceding calendar year.

(c)  The Independent Accountant shall deliver to Avery and Quick-Med, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Independent Accountant), a report setting forth its calculation of the Minimum Royalty Payment and such calculation shall be final and binding on the parties.

(d)  Any discrepancy in Payment is to be remedied by the appropriate Party within sixty (60) days of the final determination of the Minimum Royalty Payment by the Independent Accountant.  Quick-Med shall pay the costs and expenses of the Independent Accountant; provided, however, that if the audit reveals a discrepancy on the accounting of between 5% and 10%, Avery and Quick-Med shall split the costs and expenses of the Independent Accountant equally; provided, further, that if the audit reveals a discrepancy on the accounting exceeding 10%, Avery shall pay for the costs and expenses of the Independent Accountant, subject to reasonable substantiation thereof (i.e., cost and discrepancy).

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit D

Confidentiality

1.           Protection of Confidential Information.  Each Party (the “Disclosing Party”) may from time to time during the term of this Agreement disclose to the other Party (the “Receiving Party”) certain Confidential Information.  The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder.  The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

2.           Exceptions.  The Receiving Party’s obligations with respect to any Confidential Information of the Disclosing Party will terminate if such information: (1) was already lawfully known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (2) is disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (3) is, or through no fault of the Receiving Party has become, generally available to the public; or (4) is proven by the Receiving Party (who will bear the burden of proof) to have been independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.  In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is: (a) approved in advance in writing by the Disclosing Party; (b) necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding; or (c) required by law, regulation, rule (including without limitation under any applicable securities laws) or by the order of a court of similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party in advance of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

3.           Return of Confidential Information.  The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control and permanently erase all electronic copies of such Confidential Information promptly upon the request of the Disclosing Party or at the expiration or termination of this Agreement or when no longer needed in connection with its performance under this Agreement, whichever comes first, except that the Receiving Party may retain one copy of the Confidential Information for archival purposes only.  At the Disclosing Party’s request, the Receiving Party will certify in writing signed by an officer of the Receiving Party that it has fully complied with the foregoing obligations.

4.           Confidentiality of Agreement.  Neither Party will disclose any terms of this Agreement to anyone other than its attorneys, accountants, and other professional advisors except: (1) as required by law; or (2) pursuant to a mutually agreeable press release; or (3) in connection with a proposed merger, financing or sale of such Party’s business (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other Party to this Agreement; and provided that such Party shall first disclose to the other Party its intention to disclose the terms of this Agreement to the third party).  The Receiving Party shall use its commercially reasonable efforts to ensure that the Disclosing Party shall be expressly made a third party beneficiary in any agreement as to confidentiality that the Receiving Party has or shall have with any individual or entity that has access to any Confidential Information of the Disclosing Party.

5.           Independent Development.  The terms of confidentiality under this Exhibit D will not be construed to limit either Party’s right to develop independently or acquire products, concepts, systems, processes or techniques without use of the other Party’s Confidential Information.  The Disclosing Party acknowledges that the Receiving Party may develop information internally, or may receive information from other parties, that is similar to the Confidential Information of the Disclosing Party.  Accordingly, nothing in this Exhibit D or in the Agreement will prohibit the Receiving Party from developing or having developed for it products, concepts, systems, processes or techniques that are similar to or compete with the products, concepts, systems, processes or techniques contemplated by or embodied in the Confidential Information provided that the Receiving Party does not violate any of its obligations under this Exhibit D in connection with such development.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit E

FORM OF ASSIGNMENT AGREEMENT
OF THE INITIAL 510K APPLICATION

This ASSIGNMENT AGREEMENT OF THE INITIAL 510K APPLICATION (“Assignment Agreement”) is entered into and made effective ________________, 201_ (“Effective Date”) by and between Quick-Med Technologies, Inc., a Nevada corporation, having a business address of 902 NW Fourth Street, Gainesville, Florida 32601 (“Quick-Med”), and Avery Dennison Corporation, a Delaware corporation, acting through its Medical Solutions Division and having a business address of 20 North Wacker Drive, Suite 2240, Chicago, IL 60606 (“Avery”).  Avery and Quick-Med are collectively and interchangeably referred to as a “Party” or the “Parties.”

RECITALS

WHEREAS, Quick-Med and Avery entered into a Joint Development and Exclusive Option Agreement, effective as of April 17, 2009, (the “Joint Development Agreement”) to collaborate on technology developments and applications related to applying NIMBUS® and related antimicrobial technologies to adhesives for medical and other applications.  The Joint Development Agreement gave Avery an option to enter into an exclusive license to use certain patents and know-how owned by Quick-Med and Avery exercised such option.

WHEREAS, the Parties have entered into a License Agreement (the “License Agreement”) whereby Quick-Med grants to Avery and its Affiliates a worldwide, exclusive right and license,  to Use the Licensed Patents Claims and Licensed Know-How in the Field of Use.  All terms not defined herein are defined in the License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the License Agreement and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties, each of them intending to be legally bound, hereby agrees as follows:

1. Assignment.  Upon execution and exchange of this Assignment Agreement, Avery hereby assigns, transfers, sets over, and conveys to Quick-Med all of its right, title and interest in and to the Initial 510K Application.

2. Further Assurances.  At the request of Quick-Med or of the FDA, Avery shall take such further action, and file and execute such further documents, including but not limited such consents and transfer documents as may be needed to record the transfer of the Initial 510K Application with the FDA, as may be necessary to effect and confirm the assignment and transfer hereby effected by Avery to Quick-Med of the Initial 510K Application.

3.      Applicable Law.  This Assignment Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Ohio applicable to agreements made and to be performed wholly within such jurisdiction, excluding its conflict of laws provisions.

4.      Counterparts.  This Assignment Agreement may be executed in counterparts and signatures hereon may be exchanged and transmitted by facsimile transmission, which counterparts and signatures shall, as between the Parties, be deemed to be originals constituting a single agreement and shall be deemed valid and binding.

The Parties hereto have caused this Assignment Agreement to be duly executed as of the Effective Date.

Avery Dennison Corporation	Quick-Med Technologies, Inc.
By: Name: Its:	By: Name: Its:

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.